Exhibit 99.2

Uranium Resources, Inc. Reports 2009 Fourth Quarter and Full Year Results

Board of Directors adopts strategic plan addressing future of the Company

LEWISVILLE, Texas--(BUSINESS WIRE)--March 11, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s financial position as of the year ended December 31, 2009 and on its strategies and outlook for 2010 and beyond.

Strategic Plan and 2010 Outlook

Continued focus on the Company’s cash preservation program is a priority. URI’s Board of Directors recently approved a revised strategic plan which emphasizes the cash preservation program and addresses the Company’s future cash needs, as well as its strategic options for unlocking potential value for shareholders by utilizing its current assets and by evaluating possible regional and structural synergies.

Key operational points of the plan for its Texas properties are as follows:

  Prepare to be in a position to return to production in Texas should the price of uranium return to a level sufficient to generate positive cash flow.
  Analyze exploration potential in South Texas and enhance exploration capabilities.
  Maintain restoration activities in South Texas in accordance with existing agreements and requirements.
  Analyze synergistic opportunities and asset monetization prospects in Texas.

Don Ewigleben, President and Chief Executive Officer of Uranium Resources, commented, “It is vital that URI is positioned in Texas to take advantage of any sustained rebound in the price of uranium by returning to production as quickly as possible, and we have developed a concrete action plan to ensure a smooth return to production when the time comes.”

In New Mexico, the Company holds 101.4 million pounds of in-place mineralized uranium material, an NRC license to produce up to 1 million pounds of uranium and 183,000 acres of uranium mineral holdings with strong exploration potential. It has a current permit to drill 10 uranium exploratory holes on property in the Ambrosia Lake District. URI has approximately one million pounds of in-place mineralized uranium material on this property, and the exploratory holes will be used to determine if the uranium is amenable to the in-situ recovery (ISR) method of extraction. URI is currently evaluating drilling conditions and costs of the project.

Mr. Ewigleben noted, “In New Mexico, the extensive uranium assets we have enable us to consider many options to advance our projects. We are in active discussions with others in the region that also hold assets, as well as with entities that would benefit from the production of the uranium. And, we continue our communication efforts with the local communities, State and local governments and the Navajo Nation in New Mexico to address legacy issues while continuing education efforts on the safety of today’s uranium mining practices.”

“The recent ruling by the Tenth Circuit Court of Appeals upholding our NRC license in all respects was extremely important for our progress and we are awaiting the outcome of the Tenth Circuit en banc review of the Indian country issue. We intend to continue our discussions with all stakeholders to find a means by which all will benefit and further litigation can be avoided and we continue to believe there will be a positive resolution to this matter. We are beginning to see progress in this area and continue to believe uranium mining will be part of the state’s future.”

2009 and Recent Highlights

  In January 2010, the Board appointed Robert (Bob) Gallagher a director of the Company. Mr. Gallagher is the former President of the New Mexico Oil & Gas Association (NMOGA) and has vast experience in the public and private sectors.
  On January 12, 2010, oral arguments were presented to the United States Court of Appeals for the Tenth Circuit en banc to review the April 17, 2009 ruling by a three-judge panel of the Court that jurisdiction to issue a underground injection control (UIC) permit rested with the U.S. Environmental Protection Agency because URI’s Section 8 fee land is Indian country. The Company is awaiting a decision by the en banc court.
  In October 2009, the New Mexico Mining and Minerals Division approved the Company’s request for a renewal of the Minimal Impact Exploration Permit Application on its Section 13 in-situ recovery (ISR) exploration project at Ambrosia Lake. The permit, originally approved in November 2008, allows URI to drill up to 10 holes for the purpose of extracting core samples to evaluate the suitability of the property for ISR mining. The renewed permit is valid through November 2010.
  In September 2009, the Board appointed Don Ewigleben President, CEO, COO and a director. Mr. Ewigleben has over 30 years of leadership and mining experience.
  In June 2009, URI’s two remaining operating wellfields at Kingsville Dome in south Texas were fully depleted. The Company has not developed any new wellfields since its decision in the latter half of 2008 to suspend production in response to weakness in the uranium pricing market. The Company is currently focused on reclamation activities in Texas.
  In March 2009, URI received notification from Itochu Corporation terminating URI’s joint venture with Itochu to develop our Churchrock property in New Mexico. With the termination, URI now retains 100% ownership of the 18.6 million pounds of in place mineralized uranium material at Churchrock, subject to applicable royalties.

2009 Operations Review

The table below highlights financial results for the 2009 fourth quarter and full year.

( In millions, except per share amounts)	Q4 2009	Q4 2008	Inc. (Dec.)	Percent Change	2009	2008	Inc. (Dec.)	Percent Change
Total revenue	$0.1	$2.2	$(2.1)	-95.5%	$4.7	$18.6	$(13.9)	-74.7%

Cost of uranium sales	2.1	7.6	(5.5)	-72.4%	8.1	34.0	(25.9)	-76.2%

Corporate expenses	1.6	2.2	(0.6)	-27.3%	6.8	11.6	(4.8)	-41.4%

Net loss	(3.7)	(7.5)	3.8	-50.7%	(10.1)	(26.5)	16.4	-61.9%

Net loss per diluted share	(0.07)	(0.15)	0.08	-53.3%	(0.18)	(0.49)	0.31	-63.3%

Revenue for the 2009 fourth quarter was from 1,200 pounds of uranium sold in the quarter that was produced in prior quarters. The decline in uranium prices caused the Company to begin to wind down uranium production during the second half of 2008 and the remaining wellfields were depleted in the second quarter of 2009. The cost of uranium sales in the 2009 fourth quarter was primarily composed of the write down in the carrying value of the Company’s uranium properties of $1.7 million, while carrying value was written down by $4.8 million in the fourth quarter of 2008.

Corporate expenses in the fourth quarter of 2009 consisted of general and administrative (G&A) costs of $1.6 million. G&A costs in the 2008 fourth quarter and in the trailing third quarter of 2009 were $2.1 million and $2.0 million, respectively. Stock compensation expense, a non-cash charge included in G&A, was $0.3 million in the 2009 fourth quarter, approximately the same as in the fourth quarter of 2008, but less than stock compensation expense of $0.6 million reported in the trailing third quarter of 2009.

The net loss for the fourth quarter of 2009 was lower than the net loss reported in the 2008 fourth quarter primarily because of lower corporate expenses in the 2009 period and the much larger impairment write down in the prior year.

Revenue for full year 2009 was from the sale of 95,200 pounds of uranium at an average selling price of $49.08 compared with the sale of 285,500 pounds at an average selling price of $64.99 in 2008. The average cost of pounds sold in 2009 was $39.63 compared with $48.60 in 2008. The lower costs per pound reflect lower depreciation and depletion rates as a result of the reduced asset base.

URI produced 59,000 pounds of uranium in 2009 compared with 300,800 pounds of uranium produced in 2008. During 2009, URI’s Kingsville Dome facility produced 56,100 pounds of uranium. Production of 2,200 pounds and 700 pounds from Vasquez and Rosita, respectively, was generated from the assay adjustments for previous shipments made in 2008. Production in 2008 included 254,000 pounds from Kingsville Dome, 36,600 pounds from Vasquez and 10,200 pounds from Rosita. Production costs for 2009 and 2008 were $43.53 and $47.66, respectively.

The reduction in net loss for 2009 was a result of a $4.8 million reduction in general and administrative expenses under the Company’s cash conservation program, largely in salaries and benefits, consulting fees, and office and travel expenses, a $12.5 million reduction in the charge for the impairment of the Company’s uranium assets, offset by the related decrease in depreciation and amortization expenses, and a $0.9 million reduction in stock compensation expense. 2008 included a $1.4 million write-off of acquisition costs.

Liquidity Update

Cash at December 31, 2009 was $6.1 million compared with $8.2 million at the end of the third quarter of 2009 and $12.0 million at the end of 2008. The Company used $1.8 million in cash in operations during the fourth quarter of 2009 compared with $1.0 million used in operations in the third quarter of 2009. This increase in cash used in operations was the result of lower cash receipts in the fourth quarter compared with the third quarter. Estimated annual expenditures associated with restoration are $1.3 million.

Mr. Ewigleben concluded, “2009 was a challenging year for URI, but over the past 18 months we have taken the steps necessary to navigate through these difficult times. We had $4.8 million in cash available at February 28, 2010 and a projected burn rate of $6 million annually, we are focused on exploring all strategic options and executing strategic initiatives that will enable us to capitalize on the inherent value of our assets.”

NASDAQ Listing Status

In January 2010, URI received the expected notice from The NASDAQ Stock Market ("NASDAQ") stating that the Company had failed to meet the exchange’s requirements for continued listing because the closing bid price for the its shares had fallen below $1.00 for thirty consecutive trading days. The Company will regain compliance with the minimum bid requirement if at any time before July 7, 2010, the bid price for the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

In the event the Company does not regain compliance with the minimum bid price rule by July 7, 2010, NASDAQ will provide the Company with written notification that its common stock is subject to delisting from the NASDAQ Global Market. At that time, the Company may be eligible for an additional grace period of another 180 calendar days if it meets all initial listing requirements, with the exception of the bid price, for the NASDAQ Capital Market and submits an application to the NASDAQ Capital Market. Alternatively, the Company may appeal NASDAQ's determination to delist its common stock at that time.

The Company intends to actively monitor the closing bid price of its common stock between now and July 7, 2010 and will evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement under the NASDAQ Listing Rules.

Teleconference and Webcast

The Company is hosting a teleconference and webcast today at 11 a.m. ET. During the teleconference, Don Ewigleben, President and Chief Executive Officer, will review the Companies strategic plans and initiatives. A question-and-answer session will follow. A transcript of the call will be posted, once available.

The URI teleconference can be accessed by dialling 1-201-689-8562 approximately 10 minutes prior to the call. Alternatively, a live webcast of the teleconference can be found at www.uraniumresources.com.

A telephonic replay of the call can be heard by calling 1-201-612-7415 and entering the account number 3055 and reference ID number 346126. The replay will be available from 2 p.m. ET today until 11:59 p.m. on Thursday, March 18, 2010. The archived webcast will be accessible at www.uraniumresources.com.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

TABLES FOLLOW.

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$6,092,068	$12,041,592
Receivables, net	63,890	40,360
Uranium inventory	—	1,213,927
Prepaid and other current assets	125,400	513,489

Total current assets	6,281,358	13,809,368

Property, plant and equipment, at cost:
Uranium properties	82,212,719	85,095,067
Other property, plant and equipment	886,992	898,933
Less—accumulated depreciation, depletion and impairment	(64,155,311)	(63,215,677)

Net property, plant and equipment	18,944,400	22,778,323
Long-term investment:
Certificate of deposit, restricted	6,786,000	6,636,715

	$32,011,758	$43,224,406

	December 31,
	2009	2008
Current liabilities:
Accounts and short term notes payable	$641,727	$1,169,293
Current portion of restoration reserve	1,236,588	1,660,422
Royalties and commissions payable	693,303	719,542
Accrued interest and other accrued liabilities	321,235	607,975
Current portion of capital leases	112,559	158,068

Total current liabilities	3,005,412	4,315,300

Other long-term liabilities and deferred credits	5,487,389	6,531,378
Long-term capital leases, less current portion	207,922	320,108
Other long-term debt	450,000	450,000
Commitments and contingencies
Shareholders' equity:
Common stock, $0.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2009—56,781,792; 2008—55,955,549;	56,820	55,994
Paid-in capital	147,837,204	146,518,753
Accumulated deficit	(125,023,571)	(114,957,709
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418

Total shareholders' equity	22,861,035	31,607,620

	$32,011,758	$43,224,406

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue:
Uranium sales	$57,024	$2,196,568	$4,673,169	$18,551,065
Total revenue	57,024	2,196,568	4,673,169	18,551,065
Costs and expenses:
Cost of uranium sales
Royalties and commissions	15,057	204,111	464,028	1,709,748
Operating expenses	173,945	974,667	2,692,960	6,664,341
Accretion/amortization of restoration reserve	3,401	201,700	257,791	790,204
Depreciation and depletion	202,142	1,088,613	1,089,612	7,207,719
Writedown of uranium properties	1,702,750	4,761,008	3,517,970	15,992,623
Exploration expenses	21,925	409,987	61,677	1,630,043
Total cost of uranium sales	2,119,220	7,640,086	8,084,038	33,994,678
Loss from operations before corporate expenses	(2,062,196)	(5,443,518)	(3,410,869)	(15,443,613)

Corporate expenses:
General and administrative	1,614,430	2,136,105	6,624,023	11,405,169
Depreciation	34,851	37,310	142,531	147,561
Total corporate expenses	1,649,281	2,173,415	6,766,554	11,552,730
Loss from operations	(3,711,477)	(7,616,933)	(10,177,423)	(26,996,343)

Other income (expense):
Interest expense	(8,915)	(12,069)	(40,637)	(43,549)
Interest and other income, net	(1,310)	82,795	152,198	530,536

Net loss	$(3,721,702)	$(7,546,207)	$(10,065,862)	$(26,509,356)

Net loss per common share:
Basic	$(0.07)	$(0.15)	$(0.18)	$(0.49)
Diluted	$(0.07)	$(0.15)	$(0.18)	$(0.49)

Weighted average common shares and common equivalent shares per share data:
Basic	56,781,792	55,955,549	56,400,466	54,568,550
Diluted	56,781,792	55,955,549	56,400,466	54,568,550

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	2009	2008
Cash flows from operations:
Net loss	$(10,065,862)	$(26,509,356)
Reconciliation of net loss to cash used in operations:

Accretion/amortization of restoration reserve	257,791	790,204
Depreciation and depletion	1,232,143	7,355,280
Writedown of uranium properties and exploration expenses	3,517,970	15,992,623
Decrease in restoration and reclamation accrual	(1,802,370)	(840,416)
Stock compensation expense	1,257,909	2,154,281
Write-off of target acquisition costs	—	1,422,410
Other non-cash items, net	34,584	78,521
Effect of changes in operating working capital items:
(Increase) decrease in receivables	(23,530)	2,612,214
(Increase) decrease in inventories	1,010,845	(508,342)
(Increase) decrease in prepaid and other current assets	388,089	(43,585)
Increase (decrease) in payables and accrued liabilities	(840,545)	(1,462,326)

Net cash used in operations	(5,032,976)	1,041,508
Investing activities:
Increase in certificate of deposit, restricted	(149,285)	(553,639)

Additions to property, plant and equipment:
Kingsville Dome	(158,911)	(3,577,994)
Rosita	(40,274)	(4,471,110)
Vasquez	(193,528)	(354,600)
Rosita South	(19,926)	(477,912)
Churchrock	(218,966)	(421,484)
Crownpoint	(2,991)	(127,479)
Other property	(36,340)	(1,060,110)
Other assets/notes receivable	—	28,773

Net cash used in investing activities	(820,221)	(11,015,555)
Financing activities:
Payments of borrowings	(157,695)	(261,867)
Issuance of common stock, net	61,368	12,993,236

Net cash (used in) provided by financing activities	(96,327)	12,731,369

Net increase (decrease) in cash and cash equivalents	(5,949,524)	2,757,322
Cash and cash equivalents, beginning of year	12,041,592	9,284,270

Cash and cash equivalents, end of year	$6,092,068	$12,041,592

URANIUM RESOURCES, INC. PRODUCTION AND SALES SUMMARY (Unaudited)

Production & Sales Summary	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008	Q3 2008

Pounds U3O8 adjusted/produced	-	6,600*	20,300	31,600	41,200	62,700
Production cost per pound	-	N/A**	$36.71	$25.23	$32.69	$68.52

Pounds U3O8 adjusted/sold	1,200*	29,800*	36,600	27,600	38,700	66,300
Direct cost of sales per pound	N/A**	N/A**	$25.83	$39.88	$53.32	$54.69

Average selling price per pound	$46.78	$47.21	$48.85	$51.51	$56.76	$60.71

* URI did not produce or ship any uranium during the third and fourth quarters of 2009. The above amounts represent positive inventory adjustments from the assaying of prior shipments.

**Costs incurred during the third and fourth quarters of 2009 are related to stand-by, care and maintenance activities and are not applicable to uranium sales and production on a per pound basis.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer